                                                                   Exhibit 10.19

                              *** TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL
                                  TREATMENT REQUESTED UNDER 17 C.F.R.
                                  SECTIONS 200.80(b)(4) AND 230.406

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                  The parties to this Employment Agreement (the "AGREEMENT") are Jerome Eisenberg (the "Executive"), residing at 346 Hillcrest Road, Englewood, New Jersey 07631, and ORBCOMM Inc. (the "COMPANY"), a company organized under the laws of Delaware, with offices located at 2115 Linwood Avenue, Fort Lee, NJ 07024 and 21700 Atlantic Boulevard, Dulles, Virginia 20166.

                  The Company desires to provide for the Executive's employment by the Company, and the Executive desires to accept such employment under the terms and conditions contained herein, and the parties hereto have agreed as follows:

                  1. EMPLOYMENT. The Company shall employ the Executive, and the Executive shall serve the Company, as Chief Executive Officer and Chairman of the Board with duties and responsibilities compatible with those positions, as such compatible duties and responsibilities are adjusted from time to time in the discretion of the Company's Board of Directors (the "BOARD"). The Executive agrees to devote his full time, attention, skill, and energy to fulfilling his duties and responsibilities hereunder. The Executive's services shall be performed principally at the Company's executive offices in Fort Lee, N.J. and operational offices in Dulles, VA, and he will be required to travel periodically between the Company's offices in Dulles, Virginia and Fort Lee, New Jersey.

                  2. TERM OF EMPLOYMENT. The Executive's employment under this Agreement shall commence on June 1, 2006 (the "START DATE") and shall continue until December 31, 2008, unless sooner terminated pursuant to the provisions of
Section 4 (the "TERM"). The parties hereto may extend the Term by a written agreement, signed by both parties, that specifically references this Agreement. Upon the natural expiration of the Term (or any extended Term), (a) the Executive's employment will become "at-will" and will be terminable by either party hereto for any reason not prohibited by law or for no reason, and with or without notice, and (b) Section 4(e) below shall no longer be applicable.

                  3. COMPENSATION. As full compensation for the services provided under this Agreement, the Executive shall be entitled to receive the following compensation during the Term:

                  (a) Base Salary. During the Term, the Executive shall be entitled to receive an annual base salary (the "BASE SALARY") of $355,000. Any Base Salary increase will be subject to the sole discretion of the Board. Base Salary payments hereunder shall be made in arrears in substantially equal installments (not less frequently than monthly) in accordance with the Company's customary payroll practices for its other executives, as those practices may exist from time to time. If the Company hires an employee with an annual base salary that is higher than the Base Salary while the Executive is serving as the Company's Chief Executive Officer, then effective as of the date of hiring such employee the Base Salary payable to the Executive shall be increased to an amount equal to the annual base salary of such employee, plus five percent (5%). If the Executive is no longer serving as the Company's Chief Executive Officer but continues to serve as the Company's Chairman of Board, then the Executive's annual compensation shall equal the then current Base Salary less $155,000.

                  (b) Bonus. For each fiscal year during the Term, beginning with the 2006 fiscal year, the Executive shall also be eligible to receive a bonus (the "BONUS"), which shall be payable in cash or cash equivalent.

                  No Bonus will be paid unless the Company meets or exceeds 90% of the applicable performance targets for that fiscal year (the "TARGETS"). If the Company achieves 90% of the Targets, the Bonus will be equal to 18% of the Executive's base salary then in effect. If the Company achieves 100% of the Targets, the Bonus will be equal to 80% of the Executive's base salary then in effect. If the Company achieves or exceeds 133% of the Targets, the Bonus will be equal to 140% of the Executive's base salary then in effect.

                  If the Company achieves between 90% and 100% of the Targets, the Bonus will be equal to a percentage of the Executive's base salary then in effect, with such percentage being between 18% and 80%, calculated on a straight line basis with 18% corresponding to the Company's achievement of 90% of the Targets and 80% corresponding to the Company's achievement of 100% of the Targets.

                  If the Company achieves between 100% and 133% of the Targets, the Bonus will be equal to a percentage of the Executive's base salary then in effect, with such percentage being between 80% and 140%, calculated on a straight line basis with 80% corresponding to the Company's achievement of 100% of the Targets and 140% corresponding to the Company's achievement of 133% of the Targets.

                  The Targets will be set annually by the Board in its sole discretion and communicated to the Executive in writing; provided that the Targets applicable to the Bonus the Executive shall be eligible to receive hereunder shall be no greater or stringent than those applicable to the other employees of the Company generally. The Targets for the 2006 fiscal year are attached hereto as Schedule A.

                  Any Bonus hereunder will be paid during the year following the fiscal year for which the Bonus is being paid, provided that the Bonus will be paid no earlier than the rendering of the Company's audited financial statements for that fiscal year (the "Measurement Date") and in any case no later than the earlier of (i) 30 days after such rendering of the Company's audited financial statements for that fiscal year and (ii) June 30th of the year following that fiscal year.

In order to receive any Bonus payment for a fiscal year, the Executive must be actively employed as the Company's Chief Executive Officer on the last day of the fiscal year for which the Bonus is being paid and not have had his employment terminated with "cause" pursuant to Section 4(c) below prior to the payment of such Bonus; provided that, in the event that the Executive's employment is terminated during a fiscal year either by the Company without "cause" or by the Executive with "good reason," then the Executive shall be entitled to receive a pro rata bonus for such fiscal year, such pro rata bonus to be calculated based upon the number of calendar days during that fiscal year that the Executive was actively employed by the Company divided by 365, and to be paid during the year following the year (as provided in the paragraph above) in which the termination of employment occurs.

                  (c) Employee Benefits. Subject to the Executive satisfying and continuing to satisfy any plan or program eligibility requirements and other terms and conditions of the plan or program, the Executive shall be entitled to receive Company-paid medical and disability insurance, Company-paid term life insurance (which shall provide for a death benefit payable to the Executive's beneficiary), Company-paid holiday and vacation time, and other Company-paid employee benefits (collectively, "EMPLOYEE BENEFITS"), at least equivalent to those provided to other senior executives of the Company, and the benefit payable under such term life insurance in any year will not be less than three
(3) times the Executive's then-current Base Salary, subject to applicable policy limitations and maximums. In addition, the Executive shall be entitled to participate as a senior executive in any profit sharing plan and/or pension plan generally provided for the executives of the Company or any of its subsidiaries. Notwithstanding the foregoing, the Company reserves the right to amend, modify, or terminate, in its sole discretion and consistent with applicable law, any Employee Benefit and any Employee Benefit plan, program or arrangement. If the Executive is no longer serving as the Company's Chief Executive Officer but continues to serve as the Company's Chairman of Board, then, subject to the Executive satisfying and continuing to satisfy any plan or program eligibility requirements and other terms and conditions of the plan or program, the Executive shall continue to be entitled to receive all Employee Benefits in accordance with the terms of this paragraph.

                  (d) Equity Plan Participation. The Executive shall be entitled to participate in any equity option plan or restricted equity plan established by the Company in which the Company's senior executives generally are permitted to participate. The terms and conditions of the Executive's participation in, and/or any award under, any such plan shall be in accordance with the applicable controlling plan document and/or award agreement. The number and/or price of any equity-based award granted to the Executive shall be determined by the Board. Notwithstanding the foregoing, the Board will grant to the Executive awards consisting of 448,000 restricted stock units and 225,000 stock appreciation rights (together, the "Awards"), the terms of the Awards to be set forth in separate written agreements. If the Executive is no longer serving as the Company's Chief Executive Officer but continues to serve as the Company's Chairman of Board, then the Awards will continue to vest in accordance with their terms, as set forth in separate written agreements.

                  (e) Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement upon his presentation of appropriate vouchers and/or documentation covering such expenses. Without limiting the generality of the foregoing, the Company shall reimburse the Executive for all transportation (including gas), lodging, food and other expenses incurred by him in connection with traveling on Company business, including travel and temporary lodging expenses incurred by the Executive during his periodic visits between the Company's Dulles, Virginia and Fort Lee, New Jersey offices.

                  (f) Automobile. The Company shall provide the Executive with a suitable Company-owned or leased automobile for his business and personal use. The Company shall pay for insurance for such automobile. The Executive shall be responsible for all maintenance costs. Notwithstanding the foregoing, the Company's expenses under this paragraph (f) shall not exceed $1,200 per month.

                  (g) Withholdings. All payments made under this Section 3, or any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.

                  4.       TERMINATION OF EMPLOYMENT.

                  (a) Disability. If, as a result of any physical and/or mental impairment, the Executive shall fail or be unable to perform his essential duties under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) calendar days during any twelve (12) month period or for one hundred twenty (120) consecutive calendar days, then the Company may (if it determines that the Executive's continued absence from his employment would be likely to have an adverse effect on the business or operations of the Company), by notice to the Executive, terminate his employment under this Agreement as of the date of the notice. Any such termination shall be made in accordance with applicable law. Finally, nothing set forth in this Section shall be construed as a waiver by the Executive for seeking an extended leave of absence in excess of said time-frame mentioned above, as a reasonable accommodation under applicable state and/or federal anti-discrimination laws (or the Company's obligation to provide such). Further, nothing contained in this Section is to be construed as an admission that any such leave in excess of the said time frame mentioned above is not reasonable as an accommodation. This Section is not to be construed as a waiver of the Executive's right to pursue legal action for any discharge that he deems improper based on a legally protected characteristic (i.e., disability and/or handicap).

                  (b) Death. The Executive's employment under this Agreement shall terminate automatically upon his death. However, any and all rights that may exist under this Agreement and/or through any other pertinent plan documents, with respect to vested benefits and/or accrued monetary amounts owed, shall be transitioned, in accordance with the law, to the Executive's beneficiaries.

                  (c) Termination by the Company. The Company shall have the right, exercisable at any time in its sole discretion, to terminate the employment of the Executive for any reason whatsoever with or without "cause" (as defined below). The Executive's employment shall not be deemed to have been terminated with "cause" unless he shall have received written notice from the Board at or prior to the termination of employment advising him of the specific acts or omissions alleged to constitute "cause" and, in the case of those acts or omissions that are reasonably capable of being corrected, those acts or omissions continue uncorrected after he shall have had a reasonable opportunity (not to exceed fifteen (15) calendar days) to correct them.

                  As used in this Agreement, termination with "CAUSE" shall mean only the Executive's involuntary termination for reason of the Executive's: (i) gross negligence or willful misconduct by the Executive in the performance of his duties; (ii) embezzlement by the Executive from the Company; (iii) conviction of, or plea of guilty or no contest to, a felony; (iv) the Executive's breach of a fiduciary duty of loyalty owed to the Company or any of its subsidiaries; (v) conduct by the Executive beyond the scope of his authority as an officer and employee of the Company, which conduct gives rise to a hearing before any governmental department or agency seeking termination or revocation of any governmental license; or (vi) material breach of this Agreement. Notwithstanding the foregoing, the Company's failure to achieve any performance level or objective shall not, by itself, constitute "cause" under this Agreement, even if the achievement of such performance level or objective is contained in a directive of the Board.

                  (d) Termination by the Executive. The Executive shall have the right to terminate his employment with the Company with or without "good reason." If such termination is without "good reason," the Executive shall provide the Company with at least two (2) months of advance written notice of such decision. Upon the receipt of such notice from the Executive, the Company may in its sole discretion accelerate such 60-day period in order to make such termination effective sooner, and/or may withdraw any and all duties from the Executive and exclude him from the Company's premises during the notice period.

                  Prior to any termination being deemed to be with "good reason," the Executive shall give written notice to the Board advising them of the specific acts or omissions alleged to constitute "good reason" and, in the case of those acts or omissions that are reasonably capable of being corrected, those acts or omissions continue uncorrected after the Board shall have had a reasonable opportunity (not to exceed fifteen (15) calendar days) to correct them.

                  As used in this Agreement, termination for "GOOD REASON" shall mean only the Executive's voluntary termination for reason of: (i) any reduction by the Company of the Executive's Base Salary or failure to timely pay any Base Salary, Bonus, or other remuneration due to the Executive; (ii) the Company's material diminution of the Executive's duties and responsibilities so that such duties and responsibilities are no longer commensurate with his titles, including the termination by the Company without "cause" (as defined in Section 4(c))
during the Term of the Executive's appointment as the Chairman of the Board; and
(iii) the Company's material breach of this Agreement.

                  (e) Severance. If the Company shall terminate the Executive's employment as the Company's Chief Executive Officer without "cause" pursuant to
Section 4(c) above during the Term, or if the Executive terminates his employment as the Company's Chief Executive Officer with "good reason" pursuant to Section 4(d) above during the Term, then, upon the Executive's execution of the Release attached hereto as Exhibit A (or in substantially similar form as the Company deems necessary in order to comply with then applicable law), the Executive shall be entitled (i) to continue to receive his then Base Salary for one (1) year immediately following such termination, payable in regular installments consistent with its payroll practices in effect from time to time, and (ii) to continued health insurance coverage for one (1) year immediately following such termination at then existing employee contribution rates, which the Executive shall pay (such continued coverage to run concurrently with any continued coverage obligation under the federal law known as COBRA or any state equivalent). Subject only to the Executive's delivery of an executed and effective Release, the Company's obligation under this Section 4(e) shall be absolute and unconditional, and the Executive shall be entitled to such severance benefits regardless of the amount of compensation and benefits that the Executive may earn or be entitled to with respect to any other employment he may obtain during the period for which severance payments are payable.

                  If the Executive's employment with the Company is terminated pursuant to Sections 4(a) or 4(b) above, if the Company terminates the Executive's employment with "cause" pursuant to Section 4(c) above, if the Executive terminates his employment without "good reason" pursuant to Section 4(d) above, or if the Executive's employment is terminated for any reason following the expiration of the Term, then the Executive shall not be entitled to any further payments under this Agreement, including Base Salary, Bonus, Employee Benefits, or Severance.

Notwithstanding anything contained in this Agreement to the contrary:

     (i) if the Executive terminates his employment as Chief Executive Officer of the Company but elects to continue to serve as the Company's Chairman of the Board, then no severance under the first paragraph of this Section 4(e) shall be payable to the Executive;

     (ii) if the Executive's employment as Chief Executive Officer is terminated by the Company without "cause" pursuant to Section 4(c) above during the Term, or if the Executive terminates his employment as Chief Executive Officer with "good reason" pursuant to Section 4(d) above during the Term, but in either case continues to serve as the Company's Chairman of the Board, then, upon the Executive's execution of the Release attached hereto as Exhibit A (or in substantially similar form as the Company deems necessary in order to comply with then applicable law), the Executive will be entitled to receive severance payments equal to the difference between (x) Executive's then current annual Base Salary and (y) the Executive's annual compensation received from the Company while he is serving as the Company's Chairman of the Board, for a period equal to one (1) year immediately following such termination payable in regular installments consistent with the Company's payroll practices in effect from time to time; and


     (iii) if the Executive's appointment as the Company's Chairman of the Board is terminated by the Company without "cause" (as defined in Section 4(c)) during the Term, then, upon the Executive's execution of the Release attached hereto as Exhibit A (or in substantially similar form as the Company deems necessary in order to comply with then applicable law) and in lieu of any other severance obligation under this Agreement, the Executive will be entitled to continue to receive his then Base Salary for the period equal to the greater of (x) one (1) year immediately following such termination and (y) the remainder of the Term, payable in regular installments consistent with the Company's payroll practices; provided, however, that if the Executive has already received severance payments pursuant any other paragraph of this Agreement, the Company shall be entitled to set off the amount of such payments and thereby reduce on a dollar for dollar basis, the Company's severance payments under this clause (iii).


                  To the extent that any amount payable under this Agreement constitutes amounts payable under a "nonqualified deferred compensation plan" (as defined in Internal Revenue Code Section 409A (hereinafter, "Section 409A")) following a "separation from service" (as defined in Section 409A), including any amount payable under this Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following the Executive's "separation from service," but only if the Executive is then deemed to be a "specified employee" under
Section 409A. On the first day of the seventh month following separation of employment, all amounts which have been held back for the 6-month period, will be paid to the Executive.

                  5. CHANGE OF CONTROL. If a "Change of Control" occurs, then the Executive shall be entitled to severance in accordance with Section 4(e) unless such successor or transferee continues the Executive's employment on substantially equivalent economic terms, duties and responsibilities. This Agreement shall be binding on any and all successors and/or assigns of the Company. If a Change of Control occurs having a value in excess of $4.03 per share (as adjusted for any stock dividends, combinations or splits following the effective date of the Company's Third Amended and Restated Certificate of Incorporation), then the Executive shall be entitled to have all equity related and stock based compensation awards issued to the Executive as of the date of such Change of Control to become fully exercisable (without regard to the satisfaction of any time-based or performance criteria) in accordance with the terms set forth in the separate written agreements evidencing such equity related and stock based compensation awards.

                  "Change of Control" means (a) the Company's merger or consolidation with another corporation or entity, (b) the Company's transfer of all or substantially all of its assets to another person, corporation, or other entity, or (c) a sale of the Company's stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company's stock or pursuant to any stock-based compensation plan of the Company).

                  6. ARBITRATION. Except as provided in Section 7(h) below, any dispute or controversy between the parties hereto, whether during the Term or thereafter, including without limitation, any and all matters relating to this Agreement, the Executive's employment with the Company and the cessation thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in New York, New York pursuant to the AAA's National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final, and binding to the fullest extent permitted by law. The parties agree to waive their right to a trial by jury and agree that they will not make a demand, request or motion for a trial by jury or court. This agreement to arbitrate shall be binding upon the heirs, successors, and assigns and any trustee, receiver, or executor of each party. A party shall initiate the arbitration process by delivering a written notice of such party's intention to arbitrate to the other party at the address set forth above and by filing the appropriate notice with the AAA. The parties shall select an arbitrator by mutual agreement, within thirty (30) days after the written notice of intention to arbitrate is received, from a list of eligible arbitrators received from the AAA. If the parties fail to agree on an arbitrator, the AAA Administrator or his/her delegate shall select an arbitrator, who is a member of the AAA's Employment Dispute Resolution Roster. The arbitrator shall have the authority to resolve all issues in dispute, including the arbitrator's own jurisdiction, and to award compensatory remedies and other remedies permitted by law. The arbitrator shall decide the matters in dispute in accordance with the governing law provisions of this Agreement, except that the parties agree that this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. ss. 1, et seq. The award of the arbitrator shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings (except as provide in Section 7(h)). The arbitrator in any such dispute shall have discretion to award attorneys' fees and costs as part of any resolution of a claim arising under this Agreement. Except as otherwise provided by the arbitrator in accordance with applicable law, each party hereto shall be responsible for paying its own attorneys' fees and costs incurred in connection with any dispute between the parties. To the extent inconsistent with the form of arbitration agreement that the Company's employees generally are required to enter into, including the Executive, this arbitration provision shall control. Otherwise, to the extent compatible, effect shall be given to both this arbitration provision and the Company's form of arbitration agreement that the Executive will be required to execute.

                  7.       OBLIGATIONS OF THE EXECUTIVE.

                  (a) Protectable Interests of the Company. The Executive acknowledges that he has played and will continue to play an important role in establishing the goodwill of the Company and its related entities, including relationships with clients, employees, and suppliers. The Executive further acknowledges that over the course of his employment with the Company, he has and will continue to (i) develop special relationships with clients, employees, and/or suppliers, and/or (ii) be privy to Confidential Information (as defined below). As such, the Executive agrees to the restrictions below in order to protect such interests on behalf of the Company, which restrictions the parties hereto agree to be reasonable and necessary to protect such interests.

                  (b) Non-Competition. During the Executive's employment and for the one (1) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party, (i) engage in any business activity, (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise), or (iii) become a partner, member, principal, or stockholder having a 10% or greater interest in any entity, but in each such case, only to the extent that such activity, person, or entity is in competition with the Business. For purposes of this Section 7(b) and Section 7(c) below, "BUSINESS" shall mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems that operate on such services, or any other business in which the Company is materially engaged during the six (6) month period immediately preceding the Executive's termination of employment. The Executive acknowledges and understands that, due to the global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 7(b) would be inappropriate and counter to the protections sought by the Company hereunder.

                  (c) Non-Solicitation. During the Executive's employment and for the two (2) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party: (i) solicit any business or contract, or enter into any business or contract, directly or indirectly, with any supplier, licensee, customer, or partner of the Company that (A) was a supplier, licensee, customer, or partner of the Company at, or within six (6) months prior to, the termination of Executive's employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business at the time of the Executive's termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company's or its subsidiaries' employees, or any individual who was employed by the Company's or its subsidiaries' within six
(6) months prior to the termination of the Executive's employment, for employment or engagement (whether as an employee, consultant, or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business. The Executive acknowledges and understands that, due to the global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 7(c) would be inappropriate and counter to the protections sought by the Company hereunder.

                  Notwithstanding prior paragraphs (b) and (c), the following shall not be deemed to be a violation of the Executive's non-competition and non-solicitation covenants: (i) the Executive becoming employed by any entity that is a client (VAR, IVAR, Country Representative or Licensee) of the Company at the time of the Executive's termination; (ii) the Executive becoming employed by an entity that is a corporate affiliate of the Company; and (iii) the Executive holding a minority position (less than 10% interest) in any private investment or making any investment in public securities.

                  (d) Confidential Information. The Executive acknowledges that during the course of his employment with the Company, he has had and will continue to have access to information about the Company, and its clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company. As such, at all times, both during the Term and thereafter, the Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company, and not disclose to any other person or entity (without the prior written authorization of the Company) any Confidential Information (as defined below.) Notwithstanding anything contained in this
Section 7(d), the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that the Executive notifies the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to the Executive's disclosure of any Confidential Information.

                  For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means any confidential or proprietary information which belongs to the Company, or any of its clients or suppliers, including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to the

Executive by the Company or otherwise obtained by the Executive during the course of his employment, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property. "Confidential Information" does not include any of the foregoing information which has entered the public domain other than by a breach of this Agreement or the breach of any other obligation to maintain confidentiality of which the Executive is aware.

                  (e) Return of Company Property. Upon the termination of the Executive's employment with the Company (whether upon the expiration of the Term or otherwise), or at any time during such employment upon request by the Company, the Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property which belongs to the Company, or which belongs to any other third party and is in the Executive's possession as a result of his employment with the Company, including without limitation, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, and other documents and information, including any and all copies of the foregoing.

                  (f) Ownership of Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its affiliates' actual or anticipated business, research, and development, or existing or future products or services, and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while engaged by the Company or any of its affiliates (including any of the foregoing that constitutes any Confidential Information) ("WORK PRODUCT") belong to the Company or such affiliate, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such affiliate.

                  (g) Judicial Modification. The Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in this Section 7 be enforced to the fullest extent permissible under the laws of New Jersey. If any of the restrictions contained or referenced in this Section 7 is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with the laws of the State of New Jersey (or other applicable law in the event that New Jersey law is not being applied).

                  (h) Equitable Relief. The Executive acknowledges that the remedy at law for his breach of this Section 7 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this
Section 7, the Company shall be entitled to immediate injunctive relief (or other equitable relief) from any court with proper jurisdiction and may obtain a temporary order restraining any further violation. No bond or other security shall be required in obtaining such equitable relief, and the Executive hereby consents to the issuance of such equitable relief. Nothing in this
Section 7(h) shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the parts of this Section 7 which may be pursued or availed of by the Company.

                  8.       MISCELLANEOUS.

                  (a) Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or five days after mailed by registered mail, return receipt requested, to the Executive and the Company at their respective addresses set forth above (or at such other address as a party may specify by notice to the other).

                  (b) Entire Agreement; Amendment. This Agreement contains a complete statement of all of the arrangements between the Executive and the Company with respect to the employment of the Executive by the Company and the Executive's compensation for such employment, and supersedes all previous agreements, arrangements and understandings, written or oral, relating thereto. This Agreement supersedes and replaces the Agreement by and between the Company and the Executive dated as of February 17, 2004.

                  This Agreement may not be amended except by a written agreement signed by the Company and the Executive. Notwithstanding the foregoing, the parties hereto acknowledge that the requirements of Code Section 409A are still being developed and interpreted by government agencies, that certain issues under Code Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Code Section 409A, including amendments necessary to ensure that compensation will not be subject to Code Section 409A, the Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

                  (c) Severability. In the event that any provision of this Agreement, or the application of any provision to the Executive or the Company, is held to be unlawful or unenforceable by any court or arbitrator, then the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

                  (d) Waiver. No waiver by any party hereto of any breach of any term or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

                  (e) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey applicable to agreements made and to be performed in the State of New Jersey.

                  IN WITNESS WHEREOF, the parties hereto have executed this document as of the 30th day of August, 2006 to be effective as of June 1, 2006.


                                       ORBCOMM INC.

                                       By:  /s/ Christian Le Brun
                                            -----------------------------------
                                       Name:  Christian Le Brun
                                       Title: Senior Vice President and General
                                              Counsel

                                       /s/  Jerome B. Eisenberg
                                       ----------------------------------------
                                       Jerome Eisenberg

                          EXHIBIT A -- GENERAL RELEASE

         FOR AND IN CONSIDERATION OF the employment agreement to which this General Release is attached, I, JEROME EISENBERG, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge ORBCOMM INC. (the "Company"), and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Losses") which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever [Note: if terminated solely as the Company's Chief Executive Officer insert [related to my employment as the Company's Chief Executive Officer] or if terminated solely as to his appointment as the Company's Chairman of the Board insert [related to my appointment as the Company's Chairman of the Board]; if terminated as to both the Company's Chief Executive Officer and Chairman of the Board then none of this bracketed language to be included] from the beginning of the world to the date hereof, including without limitation, my employment agreement, my employment by the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C.ss.ss.2101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C.ss.ss. 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C.ss.ss.2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.ss.2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.ss.ss.621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C.ss.ss.12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.ss.1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann.ss.ss.2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann.ss.ss.51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann.ss.ss. 10:5-1 et seq., and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties from any Losses arising under the ADEA which arise after the date on which I execute this General Release. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

         I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment agreement, my employment, or with the termination of such employment; provided, however, that this General Release does not release or discharge any claims that I may have against the Company for breach of its obligation to make severance payments to me after the termination of my employment in accordance with Section 4(e) of the employment agreement to which this General Release is attached..

         I affirm that I have not filed, and agree not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to my employment agreement, my employment, or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent me from filing a claim that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.

         I acknowledge that I have twenty-one (21) in which to consider whether to execute this General Release. I understand that I may waive such 21-day consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to the General Counsel at the Company by delivering such written notice to him at ___________________________________.


         IF SEVEN (7) DAYS PASS WITHOUT RECEIPT OF SUCH WRITTEN NOTICE OF REVOCATION, THIS GENERAL RELEASE SHALL BECOME BINDING AND EFFECTIVE ON THE EIGHTH DAY (THE "RELEASE EFFECTIVE DATE").


         This General Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.


___________________________________                  _________________________
JEROME EISENBERG                                     DATE


STATE OF __________________________   )
                                      :     ss.:
COUNTY OF _________________________   )


         On the ___ day of ___________________ in the year 200__, before me, the undersigned, personally appeared JEROME EISENBERG, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.




                                        -------------------------------------
                                        Notary Public

EXHIBIT A TO EMPLOYMENT AGREEMENT-- 2006 PERFORMANCE TARGETS
JERRY EISENBERG

SUMMARY OF COMPENSATION                2006
-----------------------              --------
Base Salary                          $350,000
% Chg

Bonus at performance threholds                        50% NA    50% Ebitda
   Minimum                           $ 63,000    18%   31,500       31,500
   Target                            $280,000    80%  140,000      140,000
   Superperformance                  $490,000   140%  245,000      245,000

INCENTIVE COMPENSATION TARGETS       2006
------------------------------       ----
Net Subscriber Additions             [***]
EOP Subscribers                      [***]
EBITDA (excludes 2006 LTIP grants)   [***]

                                                           % OF
ANNUAL CASH BONUS                    TARGETS     BONUS     BASE
-----------------                    -------   --------   ------
Net Subscriber Additions
   Minimum                             [***]   $ 31,500     9.0%
   % of target                         90.0%
   Target                              [***]   $140,000    40.0%
   % of target                        100.0%
   Super Performance                   [***]   $245,000    70.0%
   % of target                        133.0%

EBITDA
   Minimum                             [***]   $ 31,500     9.0%
   % of target                        110.0%
   Target                              [***]   $140,000    40.0%
   % of target                        100.0%
   Super Performance                   [***]   $245,000    70.0%
   % of target                         75.2%

SARS--75,000 2006 TARGET   TARGET   75,000

                                                 SAR
Net Subscriber Additions             Targets   Vested
------------------------             -------   ------
   Minimum                             [***]   13,125
   % of target                           90%
   Target                              [***]   37,500
   % of target                          100%

EBITDA
   Minimum                             [***]   13,125
   % of target                        110.0%
   Target                              [***]   37,500
   % of target                        100.0%